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                                                                 EXHIBIT 10.25

                   ENVIRONMENTAL, HEALTH AND SAFETY AGREEMENT


       This ENVIRONMENTAL, HEALTH AND SAFETY AGREEMENT ("Agreement") is made and entered into as of the 26th day of November 1996, between LUCENT TECHNOLOGIES INC., a Delaware corporation ("Seller") and CIRCO CRAFT TECHNOLOGIES, INC., a Delaware corporation ("Purchaser").

                                    RECITALS

A. Seller, through its Microelectronics Group, Interconnection Technologies Unit, presently conducts, primarily in its facility at its Richmond Works, 4500 South Laburnum Avenue, Richmond, Virginia 23231 (the "Facility"), the business of designing, manufacturing and marketing printed circuit boards, backplanes and related products and components (the "Products") for telecommunications and other applications (the "Business").

B. Seller desires to sell or transfer and Purchaser desires to purchase or acquire assets of the Business on the terms and subject to the conditions set forth in the Acquisition Agreement made on November 26, 1996, between Seller and Purchaser (the "Acquisition Agreement").

C. Seller wishes to assign or transfer to Purchaser, and Purchaser is willing to assume liabilities of the Business, on the terms and subject to the conditions set forth in the Acquisition Agreement.

D. Seller and Purchaser wish to enter into certain collateral agreements, as hereinafter specified, namely a Technology Transfer Agreement, a Transition Agreement, an Environmental Health and Safety Agreement, a Supply Agreement and a Trademark License Agreement (collectively, the "Related Agreements"), each in connection with the transactions contemplated by the Acquisition Agreement.

E. This is the Environmental, Health and Safety Agreement. In the event of a conflict between this Agreement and a Related Agreement, this Agreement shall control.

F. Unless defined herein, capitalized terms shall have the meanings contained in the Acquisition Agreement.

       NOW, THEREFORE, the parties hereto agree as follows:
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                         ARTICLE I - GENERAL PRINCIPLES

1. Except as expressly stated herein, after the date of Closing, Purchaser will have complete responsibility for all liabilities and obligations to the extent relating to, resulting from or arising out of the environmental, health, and safety operations at the Facility after the Closing Date, including all responsibility for groundwater contamination caused by Purchaser after the Closing Date, which includes, but is not limited to, Purchaser's aggravation of groundwater contamination conditions that exist at the time of the Closing (but only to the extent such aggravation results in the imposition of new or additional liabilities or obligations). Seller shall retain responsibility for all liabilities and obligations to the extent relating to, resulting from or arising out of the conduct of the Business or ownership or lease of any of the assets or any properties used in Business including, but not limited to, the Facility, prior to the Closing, including, but not limited to, any liability or obligation to remediate any Hazardous Materials or contribute or otherwise pay any amount under or in respect of any Environmental Law, and this obligation and responsibility shall include without limitation, the investigation and remediation of the groundwater at the Facility, pursuant to RCRA-III-76-CA and RCRA-III-84-CA and any subsequent modifications thereto (collectively, the "Order") and the operation and maintenance of the remediation system required to implement the Order.


                            ARTICLE II - DEFINITIONS

              "Acquisition Agreement" shall have the meaning set forth in the Recitals

              "Agreement" means this Environmental, Health and Safety
Agreement.

              "Business" shall have the meaning set forth in the Recitals.

              "Environmental Claim" means any notice of violation, action, claim, lien, demand, abatement or other order or directive (conditional or otherwise) by any person or governmental authority for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment (including natural resources), nuisance, pollution, contamination, trespass or other adverse effects on the environment, or for fines, penalties or restrictions resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden accidental or non-accidental





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Releases) of, or exposure to, any Hazardous Material, odor or audible noise in, into or onto the environment at, in, by, from or related to the real Property (including, but not limited to the Facility) or the Business or any activities or operations thereon; (ii) the transportation, storage, treatment or disposal of Hazardous Materials in connection with the Business; or (iii) the violation, or alleged violation, of any Environmental Laws or Environmental Permits.

       "Environmental Costs and Liabilities" means any and all claims, actions, suits, proceedings, liabilities (whether absolute or contingent), obligations, losses, damages (including any penalty or punitive damages), amounts paid in settlement, interest, costs and expenses (including the reasonable fees of attorneys, consultants, engineers and other experts), and court costs (and other out-of-pocket expenses incurred in investigating, preparing, or defending the foregoing) arising under any Environmental Law or from a breach of this Agreement.

       "Environmental Law" means any local, county, state, federal, and/or foreign law (including common law), statute, code, ordinance, rule, regulation or other legal obligation whose purpose is to protect and/or promote human health and the environment, including without limitation the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C, Sect. 9601 et seq.), as amended, the Resource Conservation and Recovery Act ("RCRA") (42 U.S.C. Sect. 6901 et seq.), as amended, the Federal Water Pollution Control Act (33 U.S.C. Sect, 125 1, et seq.), as amended, the Clean Air Act (42 U.S.C. Sect. 7401 et seq.), as amended, the Toxic Substances Control Act (15 U.S.C. Sect. 2601 et seq.), as amended, the Occupational Safety and Health Act (29 U.S.C. Sect. 651 et seq.), as amended, the Hazardous Materials Transportation Act (49 U.S.C. Sect. 1801 et seq.), as amended, Oil Pollution Act (33 U.S.C. Sect. 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Sect. 11001, et seq.), as amended, the National Environmental Policy Act (42 U.S.C. Sect. 4231 et seq.), as amended, the Safe Drinking Water Act (42 U.S.C. Sect. 300(f) et seq.), as amended, and any similar, implementing or successor law, and any amendment, rule, regulation, or directive issued thereunder or, with respect to representations and warranties made on the date hereof, those in effect on or prior to the date hereof. As used in this Agreement the term "Environmental Law" also means any consent order in RCRA Docket III-227 and the unilateral order in RCRA Docket III076CA and III-084-CA referenced in Articles III and IV.

       "Environmental Permit" means any permit, approval, authorization, license, variance, registration, or permission required under any applicable Environmental Law for the operation





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of the Business or the use and occupancy of the Real Property owned, operated or leased by or for the Business.

       "Facility" shall have the meaning set forth in the Recitals.

       "Hazardous Material" means any substance, material or waste which is regulated by any governmental authority having jurisdiction over the operations of the Business, including, without limitation, any material, substance or waste that is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law, which includes, but is not limited to, petroleum, petroleum products, asbestos, urea formaldehyde and polychlorinated biphenyls.

       "Purchaser" means Circo Technologies, Inc.

       "Real Estate" shall have the meaning set forth in the Acquisition Agreement.

       "Release" means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the indoor or outdoor environment.

       "Remedial Action" means all actions, including, without limitation, any capital expenditures required to be taken to (i) clean up remove, treat, or in any other way address any Hazardous Material or other substance; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) bring the Facility and operations of the Business into compliance with all Environmental Laws and Environmental Permits.

       "Seller" shall mean Lucent Technologies, Inc. and for purposes of access and other cooperative arrangements referenced in Article III of this Agreement, Seller's outside contractors.


          ARTICLE III - RCRA CORRECTIVE ACTION III-76 CA AND III-84 CA

1. On October 24, 1994, the United States Environmental Protection Agency ("USEPA") issued a unilateral order pursuant to RCRA 3008h, 42 U.S.C. Section
 6928, to Seller to investigate and remediate the groundwater under and in the vicinity of the Facility. A copy of that Order is attached as Exhibit 1. This





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Final Administrative Order was superseded by an Initial Unilateral Order III-
84-CA on or about September 20, 1996. A copy of the Initial Order is attached as Exhibit 2. Collectively the two orders and any subsequent modifications shall be considered the "Order". Seller at the present time is the sole Respondent to the Order. Accordingly, after Closing, Seller will retain all responsibility for the groundwater contamination, including those activities necessary to comply with the Order, except as may be expressly stated to the contrary in subparagraphs A-M of this Article.

       Purchaser will permit Seller to manage the Project in such a way as to ensure that Seller is not prevented from complying with the terms of the Order and any subsequent modifications thereto. To this end, Purchaser shall afford Seller all reasonable cooperation, including but not limited to reasonable access to the Facility, relevant records, and plant personnel.

       Reasonable cooperation from Purchaser as described above also specifically includes but is not necessarily limited to the following:

       A. Purchaser will provide Seller with access to water, telephone lines, compressed air, electricity, and steam reasonably necessary to run the remediation system. Seller will pay a reasonable rate for the foregoing services based on gallonage of remediation water pumped. This reasonable rate will be agreed upon by the parties within 45 days of the Closing and shall be reviewed annually.

       B. To the extent allowed by current Environmental Permits and not inconsistent with Environmental Laws and where required by the Order, Purchaser will permit Seller to discharge treated groundwater from the remediation system to Purchaser's cooling towers, scrubbers, boilers and wastewater treatment facility up to 84 g.p.m. Seller will monitor the quality of this discharge and will take immediate corrective action if the total iron concentration of the discharge exceeds 3 mg/l or the total toxic organic ("TTO") concentration of the discharge exceeds 3 mg/l. Seller shall be responsible for any damage to Purchaser's cooling towers, scrubbers, boilers and wastewater treatment system resulting from the operation of the groundwater remediation system. If Purchaser determines modifications are necessary to ensure continued operation of Purchaser's equipment, Seller and Purchaser will negotiate in good faith to achieve a solution that satisfies the legitimate needs of both Parties and Seller will pay the reasonable costs of such modifications.





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       C.     Within three months (or more for good cause shown) after the
       Closing, Seller shall install or cause to be installed a separate security alarm system(s) for the remediation system, which shall notify Seller and Purchaser of any emergency or malfunction of the remediation system. Until Seller's security system is installed, Purchaser will permit Seller to utilize Purchaser's security alarm system and, during that time period, Purchaser will use reasonable and prudent efforts to insure that its security personnel notify Seller forthwith if the remediation system goes into an alarm status.

       D. Normal operation of the groundwater remediation system includes periodic backwash of iron removal filters. Filter backwash water, which contains iron and some volatile organics, is produced at the rate of approximately 200 to 300 gallons per day, and historically has been discharged to the Facility's wastewater treatment plant. To the extent allowed by current Environmental Permits and not inconsistent with Environmental Laws and required by the Order, Purchaser will allow Seller to continue to discharge this waste to the wastewater treatment plant in support of the Order. Purchaser shall have no obligation to upgrade the system to accommodate Seller unless such upgrades are required to comply with the terms of the Order, in which case Seller shall reimburse Purchaser for the costs of such upgrades.

       E. Purchaser shall lease to Seller for the sum of one dollar ($1) per year Buildings 31 and 33, which Buildings shall be used for the operation and maintenance of the remediation system. Seller shall have full and exclusive use of Buildings 31 and 33. Seller shall exercise such use with reasonable and prudent care. Purchaser will provide maintenance and upkeep of such Buildings, for which Seller will pay a reasonable rate. Notwithstanding this, Purchaser shall have the right to inspect Buildings 31 and 33.

       F. Seller is entitled to reasonable access (including motor vehicle access where necessary) to monitoring wells, extraction wells, production wells and various and assorted piping and wiring associated with the remediation system. To this end, Purchaser will use reasonable efforts to maintain the perimeter roads and clearings around the monitoring and extraction wells.

       G. Pursuant to the terms of the Order, as between Seller and Purchaser, Seller shall be solely responsible (except as expressly stated to the contrary in subparagraphs A through L of this article) for the operation and maintenance of the





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       remediation system or any additional systems, including monitoring or additional investigatory or remedial work, required by USEPA to address the known groundwater contamination and any additional contamination, to the extent such contamination relates to, results from or arises out of pre-Closing operations at the Facility. When Purchaser becomes aware of any emergency or malfunction in the remediation system, Purchaser shall promptly notify Seller. Where no representative of Seller is on-site or readily available, Purchaser agrees to perform emergency temporary work where necessary to prevent environmental damage or mitigate further environmental damage. Purchaser shall use its best judgment in undertaking such work, which shall be at Seller's sole cost and expense unless the emergency or malfunction results from Purchaser's negligence or willful misconduct, in which case the costs shall be equitably allocated. Purchaser recognizes that Seller may need the assistance of Purchaser even if Seller's representative is on-site. In all cases where Purchaser's assistance is required, Seller shall reimburse Purchaser for any reasonable costs incurred by Purchaser in responding to an emergency or malfunction in the remediation system.

       H. Seller may choose to manage this Project in whole or in part through outside contractors. To the extent Seller exercises its option hereunder, Purchaser shall have right to approve Seller's choice of outside contractors, which approval shall not be unreasonably withheld (except it is understood that Seller remains the sole Respondent to the Order).

       I. Purchaser will notify Seller in advance of any changes in Purchaser's operations or of work to be performed by Purchaser in the vicinity of the groundwater remediation system that, in either case, could reasonably be expected to adversely affect the operation of the remediation system or damage or otherwise materially interfere with Seller's continuing obligation under the Order. Seller is entitled to review and approve Purchaser's plans for such changes or work, which approval shall not be unreasonably withheld.

       J. To the extent allowed by current Environmental Permits and not inconsistent with Environmental Laws and required by the Order, Seller may discharge to the Facility's wastewater treatment plant, acid and alkaline wastes developed during extraction well and stripping tower cleaning operations (said wastes will result from the use of chemicals commonly used in the maintenance of wells and jointly approved by Purchaser and Seller). Purchaser shall have no obligation to upgrade the wastewater treatment system to accommodate





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       the Seller unless such upgrades are required to comply with the terms of the Order, in which case Seller shall reimburse Purchaser for the costs of such upgrades.

       K. Purchaser will allow Seller and Seller's contractors and representatives to bring certain chemicals on site, to the extent required for the periodic maintenance of the groundwater wells, stripping towers and associated piping; provided, that prior to bringing such chemicals on-site, Seller shall notify Purchaser of the chemicals and quantities to be brought on site and provide Purchaser with material safety data sheets for those chemicals in compliance with Environmental Laws, including those regulations promulgated by the Occupational Safety and Health Administration ("OSHA"), and the state, and the Facility's health and safety procedures in effect at the time. Seller shall insure that all chemicals brought on-site by Seller, its employees, contractors or agents are labelled and handled in compliance with OSHA's Hazard Communication Standard, 29 C.F.R.Section 1910.1200.

       L. Purchaser will permit Seller to operate, maintain and upgrade all equipment, associated piping, monitoring and extraction wells (not production wells), and other items and appurtenances necessary to operate and maintain the groundwater remediation system in support of the Order. A description of the groundwater remediation system is attached hereto as Exhibit 3.

       M. Purchaser shall notify Seller as soon as practicable by telephone, to be followed by written notification, of any event or environmental condition at the Facility that Purchaser reasonably believes could adversely affect Seller's continuing obligations under the Order. Seller shall respond promptly to any such notification in a time period and manner appropriate to the condition or event identified.

2. In the event that Purchaser proceeds to implement the ISO 14001 Environmental Management System, Seller agrees to conduct groundwater remediation in a manner that supports third party certification.

3. Prior to Closing (or within a reasonable period of time after the Closing), Seller and Purchaser shall each designate in writing a contact person for groundwater remediation matters. After Closing, any changes in contact person shall be accomplished by means of a written notification.





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4.     Unless required to comply with the Order, Purchaser shall have no obligation to undertake any acts that require or would require Purchaser to obtain additional Environmental Permits, including but not limited to a permit authorizing treatment of Hazardous Materials under RCRA, or that would impair Purchaser's ability to conduct its own operations. To the extent additional Environmental Permits are required, Purchaser shall cooperate with Seller to obtain such Permits and Seller shall indemnify Purchaser for any additional liabilities Purchaser may incur.

5. The foregoing terms and conditions of Article III are valid so long as Seller is a Respondent to the Order. In the event that EPA or the Virginia Department of Environmental Quality ("VDEQ") names Purchaser as a co-Respondent to the Order or to any other a separate order or directive relating to environmental or health and safety issues governed by this Agreement, the parties agree to negotiate in good faith any additional terms necessary to ensure that compliance is maintained and those additional terms will be incorporated into this Article. These additional terms shall include but are not necessarily limited to a fair allocation of responsibilities based on the principle that each party is responsible for its own operations and the consequences of its own acts and omissions. Such additional terms, however, shall not alter the allocation of liabilities set forth in Articles VI and VII.


                        ARTICLE IV - RCRA DOCKET III-227

1. On July 31, 1991, the USEPA filed a complaint before an Administrative Law Judge seeking $4,184,304 in penalties against Seller for alleged RCRA violations. On October 3, 1991, Seller answered the complaint, denying most of the allegations. Since that time the case has been in litigation.

2. Purchaser and Seller agree that the conduct of this litigation and resolution of the claims is solely the responsibility of Seller. If this litigation is still pending after the date of Closing, Purchaser agrees to cooperate with Seller in providing reasonable access to records and witnesses relating to such litigation. Purchaser will, when requested by Seller, provide documentation and information to Seller pertaining to certain supplemental environmental projects completed or begun by Seller before Closing in connection with this litigation.

3. Seller shall bear all Environmental Costs and Liabilities, including, but not limited to, the cost of any Supplemental Environmental Projects, associated with resolving this litigation.





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                   ARTICLE V - REPRESENTATIONS AND WARRANTIES

1. Except as set forth on Schedule X hereto and since January 1, 1991, and to Seller's knowledge, Seller represents and warrants that:

       a. Seller and the operations of the Business are and have been in material compliance with Environmental Laws.

       b. (i) Seller has obtained and currently maintains all Environmental Permits necessary for the operation of the Business and the use and occupancy of the Facility and is in material compliance with such Environmental Permits, (ii) there are no judicial or administrative actions, proceedings or investigations pending or, to Seller's knowledge, threatened to revoke or modify in any material respect any such Environmental Permits, and (iii) Seller has not received any notice from any person to the effect that there is lacking any Environmental Permit;

       c. There are no judicial or administrative actions, proceedings or investigations pending or threatened against Seller, to the extent they relate to the Business or the Facility alleging the violation of or seeking to impose liability pursuant to any Environmental Law, which could result in the Purchaser incurring material Environmental Costs and Liabilities;

       d. Neither Seller nor any real property currently or formerly owned, operated or leased by or for the Business is subject to any outstanding written order, injunction, judgment, decree, ruling, assessment or arbitration award or any agreement with any person, or to any federal, state, local or foreign investigation respecting (i) Environmental Laws, (ii) Remedial Action, (iii) any Environmental Claim or (iv) the Release or threatened Release of any Hazardous Material, in each case to the extent it relates to the ownership or operation of the Business or the Facility;

2. Each of the representations and warranties contained in this Article V shall survive the Closing and remain in effect for the statute of limitations period applicable thereto. Any claim by a party with respect to any of such matters which is not asserted by notice as provided for in Article VII of the Acquisition Agreement relating thereto within such specified period of survival (the "Claim Period") may not be pursued and is hereby irrevocably waived after such time. Any claim for an





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Indemnifiable Losses (as defined in the Acquisition Agreement) asserted within the Claim Period as herein provided will be timely made for the purposes hereof.

                        ARTICLE VI - SELLER'S INDEMNITY

1. Except as specifically stated to the contrary herein, Seller agrees to defend, hold harmless and indemnify Purchaser its affiliates and their respective officers, directors, employees and agents (collectively, "Purchaser Indemnified Parties") for and from any and all Environmental Costs and Liabilities, Environmental Claims or Remedial Actions to the extent relating to, resulting from or arising out of (a) the operation of the Business prior to the Closing, (b) the operation of the remediation system pursuant to the terms of the Order, including without limitation any fines or penalties incurred by Purchaser as a result of the operation of the remediation system, and (c) any breaches by Seller of any representation, warranty or covenant contained in this Agreement or the Acquisition Agreement.

2. Seller's indemnity shall not apply to Environmental Costs and Liabilities, Environmental Claims or Remedial Actions that relate to, result from, or arise out of Purchaser's operations of the Business, including acts or omissions by Purchaser (other than as governed by Article III of this Agreement) that aggravate conditions existing at the Facility at the time of Closing, but only to the extent Purchaser's acts or omissions actually result in Seller incurring additional Environmental Costs and Liabilities and, then only, those Environmental Costs and Liabilities that exceed those attributable to any pre-Closing conditions. Further, with respect to Environmental Costs and Liabilities, Environmental Claims, or Remedial Actions that relate to, result from or arise out of pre-closing operations of the Business, but exist only because of changes in Environmental Laws after the Closing, Seller shall not be liable hereunder for bringing the Facility into compliance with Environmental Laws other than those that were in existence as of the Closing; provided, however, that Seller's obligation hereunder shall include any obligation to investigate, remediate or otherwise address the presence of Hazardous Materials at, on or under the Facility as of the Closing.

3. Seller's obligation pursuant to paragraphs 1(a) and (b) of this Article shall not be subject to any basket or cap, although Seller's obligation to indemnify with respect to the Order shall terminate at the time USEPA and/or VDEQ determines that no further actions are necessary and/or issues to Seller a certificate of completion or its functional equivalent. Notwithstanding any other provision hereof or of any applicable





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Law, Seller's obligation with respect of any breach of a representation or warranty under Article V of this Agreement shall not be triggered unless and until the aggregate amount of such claims in respect of breaches of representations being asserted under Article V of the Agreement and Section 7.3(a)(i) of the Acquisition Agreement exceeds $500,000, in which event Purchaser Indemnified Parties shall be entitled to make a claim against Seller Indemnifying Party to the extent of the full amount of Indemnifiable Losses.

4. Except as specifically provided for in this Agreement, a party's rights, duties and obligations regarding indemnification shall be governed by the provisions of Section 7.4 of the Acquisition Agreement.


                      ARTICLE VII - PURCHASER'S INDEMNITY

1. Purchaser agrees to defend, hold harmless and indemnify Seller, its officers, directors, employees and agents (collectively, "Seller Indemnified Parties") for all Environmental Costs and Liabilities, Environmental Claims or Remedial Actions incurred by Seller to the extent relating to, resulting from, or arising out of Purchaser's operations at the Facility after the date of Closing (including activities by Purchaser which aggravate conditions existing at the time of Closing, but only to the extent such conduct gives rise to additional Environmental Costs and Liabilities), or which result from the breach by Purchaser of any covenant contained in this Agreement.

2. Except as provided for in this Agreement, a party's rights, duties and obligation regarding indemnification shall be governed by the provisions of
Section 7.4 of the Acquisition Agreement.


                             ARTICLE VIII - RECORDS

1. All environmental, health, and safety records ("Records") currently at the Facility shall be provided to Purchaser in accordance with the provisions set forth in Article I of the Acquisition Agreement.

2. Seller shall make available (and, upon request provide) to Purchaser copies of all sampling data collected pursuant to or in response to the Order or any future amendments to the Order as well as any reports, studies, risk assessments, work plans, or similar documents prepared for or at the request of or filed with the USEPA and/or the VDEQ to the extent relating to environmental conditions on, at or under the Facility or the Business.





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Notwithstanding the foregoing, Seller shall provide Purchaser with periodic updates and, to the extent the Order is modified or additional work is required which will affect Purchaser's operations, Seller will provide Purchaser with copies of such documents.

              ARTICLE IX - DISPOSITION OF ENVIRONMENTAL MATERIALS

1. Until the time of Closing, Seller will conduct environmental operations in the normal course and will not accumulate abnormal quantities of wastes (except waste treatment sludge), resulting from routine production waste streams generated on an ongoing basis at the Facility. Seller will make reasonable efforts to remove all such wastes by the time of Closing. With respect to such wastes remaining at the Facility on the date of Closing, Seller will consult with Purchaser as to the proper disposal of such wastes and will reimburse Purchaser for the costs associated with disposing of such wastes. Wastes subject to this Article shall be identified by the parties at the time of the Closing (or within a reasonable period thereafter).


                             ARTICLE X - DISCOVERY

1. In the event a dispute arises between Seller and Purchaser, including, but not limited to claims under Article VI of this Agreement, or between Seller and/or Purchaser and USEPA and/or VDEQ concerning environmental matters, the Seller shall, after the Closing Date, be entitled to reasonable discovery in order to ascertain relevant facts, including reasonable access to the Facility, reasonable access to the Purchaser's non-privileged records and the Purchaser's employees, consultants and contractors with relevant knowledge.

2. In the event a dispute arises between Purchaser and Seller, including, but not limited to claims under Article VII of this Agreement, or between Purchaser and USEPA and/or VDEQ concerning environmental matters, Purchaser shall, after the Closing Date, be entitled to reasonable discovery in order to ascertain relevant facts, including reasonable access to the Seller's non-privilege records and Seller's employees, consultants and contractors with relevant knowledge.


                      ARTICLE XI - ENVIRONMENTAL BASELINE

1. The parties agree that the May 3, 1996 Phase I Environmental Site Assessment (Revised), Phase II Soil Sampling June 21, 1996, and Overview of Soil Conditions, May 16, 1996, and Purchaser's Phase I Environmental Site Assessment, prepared by Lexicon





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Environmental Associates, Inc. constitute nonexclusive evidence of environmental conditions of the Facility at or near the date of Closing.


                    ARTICLE XII - PRE-CLOSING INVESTIGATION

1. Prior to the Closing, upon reasonable notice from Purchaser to Seller given in accordance with the Acquisition Agreement, Seller will afford to the officers, attorneys, accountants or other authorized representatives of Purchaser reasonable access during normal business hours to the Facility and the environmental books and records of Seller relating to the Facility, excepting only those books and records which are subject to Attorney-Client Privilege or Attorney Work-Product Privilege, so as to afford Purchaser full opportunity to make such review, examination and investigation of environmental matters and environmental conditions of the Facility as Purchaser may reasonably desire to make. Purchaser will be permitted to make extracts from or to make copies of such books and records to which access is granted under this Article XIII as may be reasonably necessary in connection therewith, subject to Section 2 below [and to employees' privacy rights and Seller's policies pertaining thereto].

2. Notwithstanding and without limiting the foregoing, between the date of the Letter of Intent and the Closing, the Purchaser, at its sole cost and expense, may have an independent environmental consultant (the "Purchaser's Consultant") perform an environmental inspection and audit of the Facility (the "Purchaser's Inspection") provided that the Purchaser's Inspection shall be conducted in a manner that does not unreasonably interfere with the operation of the Seller's business nor does damage to the Seller's property. Prior to conducting an inspection other than a Phase I environmental audit, Purchaser's Consultant shall first prepare a work plan describing the proposed Purchaser's Inspection. The Seller shall have the right and five Business Days to review and comment on Purchaser's Consultant's work plan before it is implemented.
The Seller shall have the right to split samples. The Seller shall have the right to be present during Purchaser's Inspection. The Purchaser and the Seller agree that the results of Purchaser's Inspection shall be treated as privileged and confidential as between the parties, as shall the documents constituting and the documents utilized in or for the Purchaser's Inspection ("Purchaser's Environmental Report"), provided, however, Purchaser's Environmental Report may be disclosed as may be required by law. If any lender to, or advisor or representative of, the Purchaser requires a copy of any such documents or Purchaser's Environmental Report it shall first agree to treat





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such documents and Purchaser's Environmental Report as confidential.  The
Purchaser shall promptly restore any disturbance to the Facility which results from Purchaser's Inspection to the same or reasonably similar predisturbed condition.

3. Each of the parties will treat in confidence all documents, materials and other information disclosed by the other party, whether during the course of the negotiations leading to the execution of this Agreement, in its investigation of the other party and in the preparation of agreement, schedules and other documents relating to the consummation of the transactions contemplated hereby. Prior to the Closing, and in the event that this Agreement is terminated, neither party will use any information furnished by any other party in its businesses. If this Agreement is terminated, each of the parties will use its best reasonable efforts to return to the other party all original and copies of non-public documents and materials of the type provided for in this Article XII which have been furnished in connection with this Agreement and will make no further use thereof or of the information furnished hereunder.


                           ARTICLE XIII - DISCLOSURE

1. Purchaser acknowledges that it was afforded by Seller a full opportunity to examine and inspect Seller's Facility and environmental, health and safety records and to make any inquiries pertaining to same.


               ARTICLE XIV - MAY 3, 1996 PHASE I RECOMMENDATIONS

1. Seller agrees that those items entitled "Recommendations" in the May 3, 1996 Phase I Environmental Site Assessment (Revised) will, if carried out by Purchaser, be at Seller's expense. Seller is entitled to reasonable documentation of same.


                            ARTICLE XV - TSCA MATTER

1. The Purchaser acknowledges that the Photo-Definable Dielectric ("PDD") solder mask used in the manufacture of printed circuit boards at the Facility contains two acid-modified acrylated epoxides that are subject to a Significant New Use Rule ("SNUR") promulgated under Section 5(a)(2) of the Toxic Substances Control Act ("TSCA"), 15 U.S.C. 2601 et seq. The SNUR is codified at 40 C.F.R. Section 721.2650. The Purchaser also acknowledges that these acrylates may be subject to an underlying, modified Consent Order.

                            ARTICLE XVI - DISCLAIMER

1. Purchaser acknowledges that its acquisition of Seller's environmental, health, and safety operations and management systems is on an "AS IS" basis and Seller makes no representations or warranties pertaining to same (other than the Business and the operations are in material compliance with Environmental
Laws).


                            ARTICLE XVII - COVENANTS

1. Seller and Purchaser will both comply in all material respects with applicable Environmental Laws pertaining to their respective activities and operations.

2. All undertakings made by Purchaser and Seller in this Agreement shall be construed as covenants, the breach of which shall be a breach of this Agreement.

3. The Seller agrees to cooperate with the Purchaser and to assist the Purchaser in identifying all licenses, authorizations, permissions or other permits required by or pursuant to Environmental Laws (collectively, "Environmental Permits") and necessary to operate the Business from and after the Closing Date and will either, where permissible, transfer existing Environmental Permits of Seller to Purchaser, or, where not permissible, assist Purchaser in obtaining new Environmental Permits for Purchaser.

4. In implementing the work required by the Order (or negotiating any modification to the Order), Seller shall use its best efforts to ensure that any action required to comply with the Order does not adversely affect Purchaser's operations and/or the use of the Real Estate, and, where practical, shall allow Purchaser an opportunity to comment on any proposed modifications that could adversely impact Purchaser's operations.

5. Purchaser and Seller acknowledge that it is the intention of the parties to have Seller, to the extent allowable by the VDEQ and not inconsistent with the Order, obtain, as soon as possible after the Closing, a hazardous waste identification number, thereby allowing Seller, without Purchaser becoming a TSD facility, to dispose of any hazardous wastes generated as a result of the operation and maintenance of the groundwater remediation system, except for those wastes that Seller currently discharges to the wastewater pretreatment plant and shall continue to discharge after the Closing in accordance with
Article III of this Agreement and the terms of the Order.  To





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this end, Seller with the participation and cooperation of Purchaser shall use its best efforts to obtain within three months of closing from the VDEQ the necessary clarification of regulations or policy that would enable Seller to obtain a separate generator identification number and discharge wastes in accordance with Article III of this Agreement and the terms of the Order without Purchaser becoming a TSD facility. Once this clarification is obtained, Seller will obtain the identification number within one month. To the extent the necessary clarification cannot be obtained, Seller will continue to manage the groundwater remediation program, but all hazardous wastes generated as a result of operating and maintaining the remediation system shall be stored and disposed of by Purchaser. Seller shall reimburse Purchaser for the reasonable costs of such disposal and shall indemnify Purchaser for any and all liability attributable to such wastes, except for such liability that arises out of or relates to Purchaser's own negligence or willful misconduct.


                     ARTICLE XVIII - SUCCESSORS AND ASSIGNS

1. If Purchaser sells all or a portion of the Richmond Works property to a subsequent purchaser at some future time, Purchaser will insure that the relevant sale agreements will provide, to the extent applicable, that Seller be entitled to the same rights of reasonable cooperation from the subsequent Purchaser as Seller is entitled to from Purchaser as set forth in this Article III.

2. Seller's and Purchaser's obligations under this Agreement, including, but not limited to, those obligations under Articles III and X, shall be binding on its successors and assigns.

                         ARTICLE XIX -- APPLICABLE LAW

              This Agreement and the legal relations among the parties hereto (as compared to operations and obligations under applicable Environmental Laws) shall be governed by and construed in accordance with the substantive Laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                                                  LUCENT TECHNOLOGIES INC.
                                                  MICROELECTRONICS GROUP


                                                  By:/s/
                                                     ---------------------------
                                                  Name:
                                                       -------------------------
                                                  Title:
                                                        ------------------------

                                                  CIRCO CRAFT TECHNOLOGIES, INC.


                                                  By:/s/
                                                     ---------------------------
                                                  Name:
                                                       -------------------------
                                                  Title:
                                                        ------------------------

                                   SCHEDULE X


RCRA Docket III-227

RCRA Docket III-76-CA and RCRA Docket III-84-CA

Superfund Sites

Richmond Works is alleged to have been linked to four Superfund sites. These are:

       a.     Bridgeport Rental & Oil Services, Logan Township, NJ
       b.     Greenwood Chemical, Greenwood, Virginia
       c.     C&R Battery Co., Chesterfield City, Virginia
       d.     North State Chemical, Greensboro, NC

Nassau (Staten Island)

Richmond Works has sent material to the Nassau Metals facility in Staten Island, New York.

Third Party Off-Site Locations

Richmond Works has sent material to Dexter-Alcomet in Massachusetts, ECS in Santa Clara, California, and Noranda in Rouyn-Noranda, Ontario, Canada

Virginia Department of Environmental Quality Inspections

1991, 1993, 1994 and 1996 VDEQ inspections.

Nuclear Regulatory Commission Inquiry

NRC inquiry as to allegedly missing isotope.

Various Written Notifications

June 1996 notification of leak from groundwater remediation system.

June 1996 notification pertaining to former temporary sludge holding area

January 3, 1993 exceedance

January 31, 1993 exceedance

December 1993 - January 1994 exceedance





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January 16, 1994 exceedance

May 13, 15, 20 1994 exceedance

July 20, 23, 30 1994 exceedance

October 6, 1996 exceedance

October 28, 1995 exceedance

May 24, 1996 exceedance

TSCA Matter

Coats previously worn by Lucent employees handling a PDD solder mask may not have been provide a dermal barrier to the solder mask.


Notes On Schedule X

(a)    Time frame on this schedule is January 1, 1991 to present.

(b) Disclosures not listed on this schedule but incorporated by reference are any relevant matters referenced in Exhibits 1 and 2 to this Agreement and any Releases that were permitted or disclosed on various governmental forms pursuant to Environmental Laws requiring regular disclosure of emissions, discharges, etc.

(c) Those documents identified in Article XI, "ENVIRONMENTAL BASELINE", are incorporated in this Schedule by reference to the extent they contain information relevant to this schedule.

(d) In all cases disclosures on this schedule are not an acknowledgment by Seller that the Richmond Works is not in material compliance with Environmental Laws but are simply for Purchaser's information only; Seller believes that these disclosures are consistent with Seller's position that Seller's Richmond Works plant is in material compliance with Environmental Laws.





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